EXHIBIT 10.19
SAFEGUARD SCIENTIFICS, INC.
COMPENSATION SUMMARY – NON-EMPLOYEE DIRECTORS
During 2006, non-employee directors were compensated for their service as a director as shown in the table below:

Compensation Item	Amount
Annual Board Retainers:
Chairman of the Board	$50,000
Other Directors	35,000
Additional Annual Chair Retainers:
Audit Committee Chair	10,000
Compensation Committee Chair	7,500
Nominating & Corporate Governance Committee Chair	5,000
Meeting Attendance Fees:
Board	2,000
Committee	1,500
Effective January 1, 2007, the annual retainer for the Audit Committee Chair was increased to $15,000.
We also reimburse non-employee directors for expenses they incur to attend Board and Committee meetings.
Each non-employee director receives an initial option grant to purchase 50,000 shares of Safeguard common stock upon initial election to the Board. Each non-employee director also receives an annual service option grant to purchase 25,000 shares. Directors’ options have an eight-year term. Initial option grants vest 25% each year starting on the first anniversary of the grant date. Annual service option grants vest 100% on the first anniversary of the grant date. The exercise price is equal to the fair market value of a share of our common stock on the grant date.
Safeguard maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each director, at his or her election, to receive deferred stock units in lieu of retainer and meeting fees paid to directors (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the following calendar year and remains in effect for each subsequent year unless the director elects otherwise at the end of the calendar year preceding the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always 100% vested in Directors’ Fees deferred; the matching share units vest 100% on the first anniversary of the date the matching share units are credited to the director’s account. Each deferred stock unit entitles the director to receive one share of Safeguard common stock on or about the first anniversary of the date upon which the director leaves the Safeguard Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.